UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐    Soliciting Material Pursuant to ss.240.14a-12

OCWEN FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2010

Dear Fellow Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of Ocwen Financial Corporation which will be held at the offices of the Company located at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409, on Thursday, May 6, 2010, at 9:00 a.m., Eastern Daylight Time. The matters to be considered by shareholders at the Annual Meeting are described in detail in the accompanying materials.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. Let me urge you to mark, sign and date your proxy card today and return it in the envelope provided even if you plan to attend the Annual Meeting. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend.

Your continued support of and interest in Ocwen Financial Corporation are sincerely appreciated.

Sincerely,

William C. Erbey
Chairman and Chief Executive Officer

OCWEN FINANCIAL CORPORATION
1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2010

NOTICE

Our Annual Meeting of Shareholders will be held:

Date:	Thursday, May 6, 2010

Time:	9:00 a.m., Eastern Daylight Time

Location:	Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409

PURPOSE

•	To elect six (6) Directors for a one (1) year term and/or until their successors are elected and qualified;

•
To ratify the appointment by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as the independent registered certified public accounting firm of Ocwen Financial Corporation for the fiscal year ending December 31, 2010; and

•	To transact such other business as may properly come before the meeting and any adjournment of the meeting. Management is not aware of any such other business at this time.

PROCEDURES

•	Our Board of Directors has fixed Monday, March 8, 2010 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

•	Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting.

•
The proxy statement for our 2010 Annual Meeting of Shareholders and our annual report to shareholders on Form 10-K for the year ended December 31, 2009 are available on our website at www.ocwen.com under Shareholder Relations. Additionally, and in accordance with Securities and Exchange Commission rules, you may access our proxy statement at http://www.cfonews.com/ocn , a website that does not identify or track visitors of the site.

By Order of the Board of Directors,

Paul A. Koches
Secretary

March 31, 2010
West Palm Beach, Florida

OCWEN FINANCIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General Information

As a holder of common stock, we have sent you this proxy statement on or about March 31, 2010, because our Board of Directors is soliciting your proxy to be used at our Annual Meeting of Shareholders and at any adjournment of this meeting. The meeting will be held at our offices located at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409, on Thursday, May 6, 2010, at 9:00 a.m., Eastern Daylight Time for the purposes listed in the Notice of Annual Meeting of Shareholders.

How a Proxy Works

If you properly complete, sign and return your proxy to Ocwen and do not revoke it prior to its use, it will be voted in accordance with your instructions. If no contrary instructions are given, each proxy received will be voted:

•	for each of the nominees for Director;

•	for ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for 2010; and

•	with regard to any other business that properly comes before the meeting, in accordance with the best judgment of the persons appointed as proxies.

How to Revoke a Proxy

Your proxy may be used only at the Annual Meeting and any adjournment of this meeting and will not be used for any other meeting. You have the power to revoke your proxy at any time before it is exercised by:

•	filing written notice with our Secretary at the following address:

Paul A. Koches, Secretary
Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409

•	submitting a properly executed proxy bearing a later date; or

•	appearing at the Annual Meeting and giving the Secretary notice of your intention to vote in person.

Who May Vote

You are entitled to vote at the Annual Meeting or any adjournment of the meeting if you are a holder of record of our common stock at the close of business on March 8, 2010. At the close of business on March 8, 2010, there were 99,993,395 shares of common stock issued and outstanding, and no other class of equity securities outstanding. Each share of our common stock is entitled to one (1) vote at the Annual Meeting on all matters properly presented.

Quorum and Voting Information

The presence at the Annual Meeting of a majority of the votes of our common stock entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Assuming a quorum, the six (6) persons receiving the greatest number of votes for Director will be elected as Directors of Ocwen. You may vote in favor of or withhold authority to vote for one (1) or more nominees for Director. The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for 2010 and any other matter properly submitted for your consideration at the Annual Meeting (other than the election of Directors), will be approved if the votes cast in favor of the action exceed the votes cast opposing the action.

Abstentions and broker “non-votes” will not be counted in determining the votes cast in connection with the foregoing matters. A broker “non-vote” occurs when a shareholder has not provided voting instructions to the broker on a non-routine item. In such cases, the New York Stock Exchange precludes brokers from giving a proxy to vote on non-routine items.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms offer the option of voting over the Internet or by telephone. Please contact your bank or brokerage firm for further information.

ELECTION OF DIRECTORS
(Proposal One)

Our Bylaws provide that our Board of Directors shall consist of no less than three (3) and no more than eight (8) members, with the exact number to be fixed by our Board of Directors. On March 2, 2010, our Board of Directors fixed the number of Directors at six (6), to be effective immediately following the 2010 Annual Meeting of Shareholders to be held on May 6, 2010. Directors are elected annually and hold office until the earlier of the election and qualification of their successors or their resignation and removal.

We will propose the six (6) nominees listed below for election as Directors at the Annual Meeting. All nominees currently serve as our Directors. Ms. Martha Goss, who has served as a Director since July 2005, will not be seeking re-election in 2010. There are no arrangements or understandings between any nominee and any other person for selection as a nominee.

If any nominee is unable or unwilling to stand for election at the time of the Annual Meeting, the person or persons appointed as proxies will nominate and vote for a replacement nominee or nominees recommended by our Board of Directors. At this time, our Board of Directors knows of no reason why any of the nominees would not be able or willing to serve as Director if elected.

Nominees for Director

The following table sets forth certain information concerning our Directors:

Name	Age(1)	Director Since	Executive Committee		Audit Committee		Compensation Committee		Nomination/ Governance Committee
William C. Erbey	60	1988	X	(2)
Ronald M. Faris	47	2003	X
Ronald J. Korn	69	2003			X	(2)	X
William H. Lacy	65	2002					X	(2)	X
David B. Reiner	54	2009			X				X
Barry N. Wish	68	1988	X		X		X		X	(2)

(1)           As of March 8, 2010

(2)           Committee Chairman

The principal occupation for the last five (5) years, additional biographical information and specific qualifications of each Director are set forth below.

William C. Erbey. Mr. Erbey has served as the Chairman of the Board of Directors of Ocwen since September 1996, as the Chief Executive Officer of Ocwen since January 1988 and as the President of Ocwen from January 1988 to May 1998. Mr. Erbey has also served as Chairman of the Board of Directors for Altisource Portfolio Solutions S.A. since August 10, 2009. From 1983 to 1995, Mr. Erbey served as a Managing General Partner of The Oxford Financial Group, a private investment partnership that was the predecessor of Ocwen. From 1975 to 1983, Mr. Erbey served at General Electric Capital Corporation in various capacities, most recently as the President and Chief Operating Officer of General Electric Mortgage Insurance Corporation. Mr. Erbey also served as the Program General Manager of GECC’s Commercial Financial Services Department and as the President of Acquisition Funding Corporation. He holds a Bachelor of Arts in Economics from Allegheny College and a Masters of Business Administration from Harvard University.

With extensive experience in the financial services and mortgage industries, Mr. Erbey provides the Board of Directors with an informed perspective and thoughtful insights into strategic and operational opportunities, economic and industry trends and guidance on competitive financial positioning of the Company. Throughout his tenure as the Chairman and Chief Executive Officer of Ocwen, Mr. Erbey has successfully demonstrated his business acumen and commitment to our Company. His wide-ranging expertise in the financial services business and extraordinary leadership capabilities are recognized as invaluable by the Board of Directors.

Ronald M. Faris. Mr. Faris has served as a Director of Ocwen since May 2003 and as the President of Ocwen since March 2001. Mr. Faris served as Executive Vice President of Ocwen from May 1998 to March 2001 and as Vice President and Chief Accounting Officer of Ocwen from June 1995 to May 1997. From March 1991 to July 1994, he served as Controller for a subsidiary of Ocwen. From 1986 to 1991, Mr. Faris was a Vice President with Kidder, Peabody & Co., Inc. and from 1984 to 1986 worked in the General Audit Department of PricewaterhouseCoopers LLP. He holds a Bachelor of Science in Accounting from The Pennsylvania State University.

Through nineteen (19) years of experience and various roles within Ocwen, particularly over the past nine (9) years serving as President of the Company, Mr. Faris has acquired an intimate knowledge of our business and plays an active role in the day-to-day management of our operations. Mr. Faris is able to offer our Board of Directors critical insight into company-specific issues. In addition to his working knowledge of the operations, Mr. Faris also provides the Board of Directors with accounting expertise.

Ronald J. Korn. Mr. Korn has served as a Director of Ocwen since May 2003. Mr. Korn is currently the President of Ronald Korn Consulting, which provides business and marketing services to a limited number of clients. Mr. Korn has been Director and Chairman of the Audit Committee of PetMed Express, Inc. since 2002. He has also served as a Director and Chairman of the Audit Committee of comScore, Inc. since October 2005. He was a partner and employee of KPMG, LLP from 1961 to 1991, where his client responsibilities included a number of large financial institutions and various public corporations. He was admitted as a Certified Public Accountant in New York, Michigan and Florida, with licenses currently inactive. He was also admitted to the New York Bar in 1966, but has never practiced law. Mr. Korn holds a Bachelor of Science in Economics from the University of Pennsylvania, Wharton School and a Juris Doctorate degree from New York University Law School.

Chosen for his diverse background and experience, Mr. Korn brings valuable insight to our Board of Directors from an audit and accounting perspective. As determined by our Board of Directors, Mr. Korn is financially literate and qualifies as an audit committee financial expert, as that term is defined in Securities and Exchange Commission rules implementing requirements of the Sarbanes-Oxley Act of 2002. Additionally, Mr. Korn’s prior experience with other large financial institutions and public corporations provide him with a wealth of knowledge on matters that are pertinent to our ongoing activities.

William H. Lacy. Mr. Lacy has served as a Director of Ocwen since May 2002. Mr. Lacy was formerly Chairman of Mortgage Guaranty Insurance Corporation and Chairman and Chief Executive Officer of MGIC Investment Corporation, Milwaukee, Wisconsin. Both corporations are providers of private mortgage guaranty insurance and other mortgage-related services. Mr. Lacy is also a Director of Johnson Controls, Inc. Mr. Lacy is Chairman of Johnson Controls’ Finance Committee and serves on Johnson Controls’ Compensation Committee. Mr. Lacy holds a Bachelor of Arts from the School of Business at the University of Wisconsin.

Mr. Lacy was selected to serve as a member of our Board of Directors due to his expertise in the financial services industry and experience as a Chairman and Chief Executive Officer of another public company serving the mortgage industry. Mr. Lacy brings a unique perspective as a leader facing economic, social and corporate governance issues in a similar context as our Company.

David B. Reiner. Mr. Reiner currently serves as a Managing Director with Grosvenor Investment Management US Inc. Since joining Grosvenor Investment Management’s predecessor Legg Mason Real Estate Services in 2003, Mr. Reiner has been responsible for the development and implementation of business strategy, capital markets activities, fund and investment development, fund raising, fund operations and investor relations. He also chairs Grosvenor Investment Management’s Strategy Committee, is a member of the Management Committee and is a member of the Investment Committee for Grosvenor Investment Management’s Investment Funds business. He also serves on Grosvenor Fund Management Ltd.’s Capital Markets Committee. Mr. Reiner holds a Bachelor of Arts from the University of South Carolina and a Juris Doctorate degree from George Mason University School of Law. He also completed graduate work in international affairs and economics at the Fletcher School of Law & Diplomacy at Tufts University and the Johns Hopkins School of Advanced International Studies.

Mr. Reiner has the relevant experience and background to provide to the Board of Directors useful advice and guidance on a wide array of matters related to capital markets, investment strategies and funding operations. Mr. Reiner is also considered by our Board of Directors to be financially literate and an audit committee financial expert, as that term is defined in Securities and Exchange Commission rules implementing requirements of the Sarbanes-Oxley Act of 2002.

Barry N. Wish. Mr. Wish has served as Chairman Emeritus of the Board of Directors of Ocwen since September 1996. He previously served as Chairman of the Board of Ocwen from January 1988 to September 1996. From 1983 to 1995, he served as a Managing General Partner of The Oxford Financial Group, which he founded. From 1979 to 1983, he was a Managing General Partner of Walsh, Greenwood, Wish & Co., a member firm of the New York Stock Exchange. Prior to founding that firm, Mr. Wish was a Vice President and shareholder of Kidder, Peabody & Co., Inc. He holds a Bachelor of Science in Political Science and Doctorate degree from Bowdoin College.

Having founded The Oxford Financial Group, Ocwen’s predecessor, previously serving as Chairman of the Board for Ocwen and with his deep and long-standing institutional knowledge of the Company’s history and operations, Mr. Wish provides leadership direction and critical guidance on strategic goals to the Board of Direction. Mr. Wish is financially literate and considered an audit committee financial expert, as that term is defined in Securities and Exchange Commission rules implementing requirements of the Sarbanes-Oxley Act of 2002.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board of Directors plays an active role in overseeing management and representing the interests of the shareholders. Directors are expected to attend all Board meetings, the meetings of Committees on which they serve and the Annual Meeting of Shareholders. Directors are also consulted for advice and counsel between formal meetings.

Our Board of Directors held six (6) meetings during 2009. All of our incumbent Directors attended at least 75% of these meetings as well as the meetings held by all Committees of our Board of Directors on which they served during the period. Although we do not have a formal policy regarding Director attendance at the Annual Meeting, our Directors are expected to attend. All of the incumbent members of our Board of Directors attended our 2009 Annual Meeting.

Independence of Directors

Our Corporate Governance Guidelines provide that a majority of our Board of Directors must qualify as independent Directors under the listing standards of the New York Stock Exchange and applicable law.

Our Board of Directors annually reviews the direct and indirect relationships that we have with each Director. The purpose of this review is to determine whether any such transactions or relationships are inconsistent with a determination that the Director is independent. Only those Directors who are determined by our Board of Directors to have no material relationship with Ocwen are considered independent. This determination is based in part on the analysis of questionnaire responses that follow the independence standards and qualifications established by the New York Stock Exchange and applicable law. Our current Board of Directors has determined that Messrs. Korn, Lacy, Reiner and Wish are independent Directors. Specifically with regard to Mr. Wish, our Board of Directors considered his previous service as the managing General Partner of The Oxford Financial Group, the predecessor of Ocwen, and the Chairman of the Board of Ocwen and determined that such service has not impaired his independence from Ocwen and our management. The Board of Directors also considered shares of our common stock beneficially owned by each of the Directors, as set forth under “Security Ownership of Certain Beneficial Owners and Related Shareholder Matters,” although our Board of Directors generally believes that stock ownership tends to further align a Director’s interests with those of our other shareholders.

Board Leadership Structure

Since 1996, Mr. Erbey has served in the capacity as both Chairman and Chief Executive Officer. The independent Directors believe this is in the best interest of the Company and its shareholders. Through the combined roles, Mr. Erbey has provided decisive leadership, ensured clear accountability and enhanced the Company’s ability to communicate its message and strategy clearly and consistently to the marketplace, as well as to the Company’s shareholders and employees. This was particularly important during the most recent economic crisis and continues to be relevant as the Company positions itself for new opportunities.

The Board periodically reviews its leadership structure and considers the Company’s governance practices to provide for strong independent leadership through the activities conducted by independent Directors as various committee chairman. As described in greater detail below, each of the Audit, Compensation and Nomination/Governance Committees are chaired and lead by independent Directors. The respective Committee meetings themselves foster independent discussion among Directors and provide for independent evaluation of, and communication with, many members of senior management. Additionally, outside of their roles as committee chairman, the independent Directors meet in executive session at least five (5) times annually.

Committees of the Board of Directors

Our Board of Directors has established an Executive Committee, an Audit Committee, a Compensation Committee and a Nomination/Governance Committee. A brief description of these Committees is provided below.

Executive Committee. Our Executive Committee is generally responsible to act on behalf of our Board of Directors during the intervals between meetings of our Board of Directors. On March 25, 2003, our Board of Directors authorized the Chairman and Chief Executive Officer to approve and/or to designate in writing certain individuals to approve ordinary course of business actions that are required to be documented by counter parties but do not require action by the Board of Directors or its Committees. Such actions would include approving, signing and executing checks and electronic funds transmissions, dissolving or merging our wholly-owned subsidiaries and performing such other ministerial actions on such terms, conditions and limits as the Chairman deems appropriate in his sole discretion. In 2009, the Chairman approved twelve (12) transactions in this manner on behalf of the Board of Directors. All such approvals and designations by the Chairman were provided to the Board of Directors at or before their next meeting and ratified by the Board of Directors at the next meeting.

Audit Committee. The Audit Committee of our Board of Directors oversees the relationship with our independent registered certified public accounting firm, reviews and advises our Board of Directors with respect to reports by our independent registered certified public accounting firm and monitors our compliance with laws and regulations applicable to our operations, including the evaluation of significant matters relating to the financial reporting process and our system of internal accounting controls and the review of the scope and results of the annual audit conducted by the independent registered certified public accounting firm. Each member of our Audit Committee is independent as defined in regulations adopted by the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. Our Board of Directors has determined that all members of our Audit Committee are financially literate. Further, our Board of Directors has determined that Ronald J. Korn, David B. Reiner and Barry N. Wish all possess accounting or related financial management expertise within the meaning of the listing standards of the New York Stock Exchange and each qualifies as an audit committee financial expert as that term is defined in the Securities and Exchange Commission rules implementing requirements of the Sarbanes-Oxley Act of 2002. Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com and is available in print to any shareholder who requests it. This Committee met ten (10) times during 2009.

Compensation Committee. The Compensation Committee of our Board of Directors oversees our compensation and employee benefit plans and practices. Our Compensation Committee also evaluates and makes recommendations to our Board of Directors for human resource and compensation matters relating to our executive officers. The Compensation Committee reviews with the Chief Executive Officer and subsequently approves all executive compensation plans, any executive severance or termination arrangements and any equity compensation plans that are not subject to shareholder approval. The Compensation Committee also has the power to review our other compensation plans including the goals and objectives thereof and to recommend changes to these plans to our Board of Directors. The Compensation Committee shares jurisdiction with our full Board of Directors over the administration of grants under the 2007 Equity Incentive Plan. This Committee met five (5) times during 2009.

The Compensation Committee is comprised of three (3) Directors, Messrs. Lacy, Korn and Wish. Each of these Directors served on the Committee throughout 2009. The members are elected annually, and Mr. Lacy serves as the Chairman of the Committee. Each member of the Compensation Committee is independent as defined in the listing standards of the New York Stock Exchange. While we have no specific qualification requirements for members of the Compensation Committee, our members have knowledge and experience regarding compensation matters as developed through their respective business experience in both management and advisory roles including general business management, executive compensation and employee benefits experience. We feel that their collective achievements and knowledge provide us with extensive diversity in experience, culture and viewpoints.

Our Compensation Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com and is available in print to any shareholder who requests it. On an annual basis, the Compensation Committee evaluates its performance under the charter to ensure that it appropriately addresses the matters that are within the scope of committee responsibility. When necessary, the Compensation Committee recommends amendments to its charter to the Board of Directors for approval. The charter was last reviewed and approved by the Compensation Committee in January 2010.

The Secretary develops the meeting calendar for the year based on committee member availability and other relevant events within our corporate calendar. Compensation Committee meeting agendas are generally developed by our Secretary and our Compensation Committee Chairman. The Compensation Committee generally meets in executive session at each scheduled meeting.

The Compensation Committee has the authority to, at the Company’s expense, retain independent counsel or other advisers as it deems necessary in connection with its responsibilities. In 2008, the Compensation Committee retained Exequity, LLC, an independent compensation consultant, to review a proposed Senior Management Equity Incentive Program. Exequity, LLC obtained relevant information from management, conducted an independent assessment of the Program and reported its findings and conclusions to the Compensation Committee. Subsequent to this engagement, the Compensation Committee entered into an advisory agreement with Exequity, LLC. Additional details on the services offered as part of the advisory agreement are provided in the “Compensation Discussion and Analysis” section below.

Compensation Committee Interlocks and Insider Participation. No member of this Committee was, at any time during the 2009 fiscal year or at any other time, an officer or employee of the Company, and no member had any relationship with us requiring disclosure under Item 404 of Securities and Exchange Commission Regulation S-K. None of our executive officers has served on the Board of Directors or Compensation Committee of any other entity that has or had one (1) or more executive officers who served as a member of our Board of Directors or our Compensation Committee during the 2009 fiscal year.

Nomination/Governance Committee. The Nomination/Governance Committee of our Board of Directors makes recommendations to our Board of Directors of individuals qualified to serve as Directors and committee members for our Board of Directors; advises our Board of Directors with respect to Board of Directors composition, procedures and Committees; develops and presents our Board of Directors with a set of corporate governance principles; and oversees the evaluation of our Board of Directors and our management. Each member of our Nomination/Governance Committee is independent as defined in the listing standards of the New York Stock Exchange. Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our web site at www.ocwen.com and is available in print to any shareholder who requests it. This Committee met four (4) times during 2009.

It is the policy of our Nomination/Governance Committee to consider candidates for Director recommended by you, our shareholders. In evaluating all nominees for Director, our Nomination/Governance Committee takes into account the applicable requirements for Directors under the Securities Exchange Act of 1934, as amended, and the listing standards of the New York Stock Exchange. In addition, our Nomination/Governance Committee takes into account our best interests, as well as such factors as knowledge, experience, skills, expertise, diversity and the interplay of the candidate’s experience with the background of other members of our Board of Directors. The Nomination/Governance Committee views diversity in an expansive way to include differences in prior work experience, viewpoint, education and skill set. The Nomination/Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are anticipated. Various potential candidates for Director are then identified. Candidates may come to the attention of the Nomination/Governance Committee through current Board of Directors members, professional search firms, shareholders or industry sources.

In evaluating the candidate, the Nomination/Governance Committee will consider factors other than the candidate’s qualifications including the current composition of the Board of Directors, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nomination/Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nomination/Governance Committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the Nomination/Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors determines the nominees after considering the recommendation and report of the Nomination/Governance Committee. Should you recommend a candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee. To date, no shareholder or group of shareholders owning more than 5% of our common stock has put forth any Director nominees.

If you want to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, you can do so by writing to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. You should provide each proposed nominee’s name, biographical data and qualifications. Your recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director. For consideration at the 2011 Annual Meeting, we must receive your recommendations by November 1, 2010.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for us and our Board of Directors to ensure effective corporate governance. The Corporate Governance Guidelines cover topics such as: Director qualification standards, Board of Directors and committee composition, Director responsibilities, Director access to management and independent advisors, Director compensation, Director orientation and continuing education, management succession and annual performance appraisal of the Board of Directors.

Our Nomination/Governance Committee reviews our Corporate Governance Guidelines at least once a year and, if necessary, recommends changes to our Board of Directors. Our Corporate Governance Guidelines are available on our web site at www.ocwen.com and are available to any shareholder who requests them by writing to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

Executive Sessions of Non-Management Directors

Non-management Directors met in executive session without management five (5) times during 2009. A non-management Director presides on a rotational basis as determined by our Board of Directors at each executive session.

Communications with Directors

If you desire to contact our Board of Directors or any individual Director regarding Ocwen, you may do so by mail addressed to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Communications received in writing are distributed to our Board of Directors or to individual Directors, as appropriate, depending on the facts and circumstances outlined in the communication received.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our Directors, officers and employees, as required by the New York Stock Exchange rules. Any waivers from the Code of Business Conduct and Ethics for Directors or executive officers must be approved by our Board of Directors or a Board Committee and must be promptly disclosed to you. We have also adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our web site at www.ocwen.com and are available to any shareholder who requests a copy by writing to our Secretary at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under the rules of the Securities and Exchange Commission or the New York Stock Exchange, will be posted on our website.

Risk Management and Oversight Process

Our Board of Directors and each of its Committees are involved in overseeing risk associated with the Company. The Board of Directors and the Audit Committee monitor Ocwen’s credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors. In its periodic meetings with the internal auditors and the independent accountants, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs. The Board of Directors and the Nomination/Governance Committee monitor the Company’s governance and succession risk by regular review with management. The Board of Directors and the Compensation Committee monitor the Company’s compensation policies and related risks by regular reviews with management.

BOARD OF DIRECTORS COMPENSATION

The following table discloses compensation received by each non-management member of our Board of Directors who served as a Director during fiscal year 2009. Our management Directors do not receive an annual retainer or any other compensation for their service on the Board of Directors.

Name	Fees Earned Or Paid in Cash		Stock Awards(1)(2)	All Other Compensation	Total
Martha C. Goss(3)	$45,000		$45,000	—	$90,000
Ronald J. Korn	$52,500		$45,000	—	$97,500
William H. Lacy	$45,000		$45,000	—	$90,000
David B. Reiner	$30,000	(4)	$45,000	—	$75,000
Barry N. Wish	$50,000		$45,000	—	$95,000

(1)
The number of shares issued pursuant to the Directors’ Stock Plan is based on the “fair market value” of our common stock on the date of election (or re-election) of such Director to our Board of Directors. The term “fair market value” is defined in the Directors’ Stock Plan to mean the average of the high and low prices of the common stock as reported on the New York Stock Exchange on the relevant date. Shares issued pursuant to the Directors’ Stock Plan are subject to forfeiture during the twelve (12) full calendar months following election or appointment to the Board of Directors or a Committee thereof, if the Director does not attend an aggregate of at least 75% of all meetings of the Board of Directors and Committees thereof of which the Director is a member during such period.

(2)
In March 2005, the Board of Directors adopted a Deferred Compensation Plan for Directors, pursuant to which Directors are permitted to defer receipt of their compensation granted under the Directors’ Stock Plan. During 2009, Ms. Goss and Messrs. Korn and Wish did not elect to defer their $45,000 in equity compensation and were each issued 5,510 shares of common stock as a result. Our remaining non-management Directors, Messrs. Lacy and Reiner elected to defer their $45,000 in equity compensation pursuant to the terms of the Deferred Compensation Plan. Our non-management Directors have no shares subject to option awards outstanding as of December 31, 2009.

(3)	Although not seeking re-election in 2010, Ms. Martha Goss was a member of our Board of Directors and received compensation for her services during 2009.

(4)	Mr. Reiner was appointed to our Board of Directors on May 6, 2009. He received pro-rated Director compensation for Q2 and full Director compensation for Q3 and Q4.

Cash Compensation

We provide the following cash compensation to our non-management Directors in quarterly installments:

•	an annual retainer of $40,000;
•	an additional $12,500 to the Audit Committee Chairperson;
•	an additional $5,000 to all Committee Chairpersons (other than the Audit Committee Chairperson); and
•	an additional $5,000 to all Audit Committee members.

Equity Compensation

We provide our non-management Directors an annual award of restricted shares of common stock with a fair market value of $45,000 pursuant to our 1996 Stock Plan for Directors adopted by our Board of Directors and our shareholders in July 1996. Equity compensation is paid for the prior year of service after the annual organizational meeting of the Board of Directors which immediately follows the Annual Meeting of Shareholders. The Company’s management Directors do not receive compensation for their service on the Board of Directors.

Directors’ Deferral Plan

The purpose of the Deferral Plan for Directors is to provide Directors with the opportunity to defer the receipt of all or a portion of their equity compensation earned for their service as Directors. The plan is administered by the Compensation Committee, and all non-management Directors are eligible to participate. Before the end of each calendar year, the Directors make an election to either receive the equity portion of their annual compensation, for the following grant year, in restricted stock or to obtain a credit to their deferral account for the number of share units equal to the number of shares of restricted stock granted to such Director. A Director will become vested in the share units and will receive dividend equivalents to the same extent as such Director would if the original award of restricted stock had not been deferred.

Each Director electing deferral must specify the payment date at the time of election as (i) the six (6) month anniversary of the Director’s termination date or (ii) any other date elected by the Director which is at least two (2) years after the last day of the year of service for which the compensation was awarded. At least thirty (30) days prior to payment of deferred compensation, a Director shall elect to receive such payment in the form of either (i) cash in an amount equal to the fair market value of the number of whole and fractional share units credited to the deferral account or (ii) whole shares of common stock equal to the number of whole share units credited to the deferral account with fractional share units to be paid in cash.

Other Compensation Issues

Any Director compensation may be prorated for a Director serving less than a full one (1) year term as in the case of a Director joining the Board of Directors after an annual meeting of shareholders. Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its Committees. Directors’ compensation is subject to review and adjustment by the Board of Directors from time to time.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following table sets forth certain information with respect to each person who currently serves as one of our executive officers but does not serve on our Board of Directors. Our executive officers are elected annually by our Board of Directors and generally serve at the discretion of our Board of Directors. There are no arrangements or understandings between us and any person for election as an executive officer. None of our Directors and/or executive officers is related to any other Director and/or executive officer of Ocwen or any of its subsidiaries by blood, marriage or adoption.

Name	Age(1)	Position
David J. Gunter	51	Executive Vice President and Chief Financial Officer
Paul A. Koches	56	Executive Vice President, General Counsel and Secretary
Daniel J. Seguine	35	Vice President and Chief Accounting Officer

(1)   As of March 8, 2010

The principal occupation for the last five (5) years, as well as certain other biographical information, for each of our executive officers that is not a Director is set forth below.

David J. Gunter. Mr. Gunter joined Ocwen as Senior Vice President and Chief Financial Officer in May 2006. Mr. Gunter has served as Executive Vice President and Chief Financial Officer since May 2008. In addition, he has also served as Treasurer from May 2007 until August 2008. From 2002 until joining Ocwen, he held the positions of Senior Vice President, Corporate Finance and Senior Vice President, Chief Accounting Officer at Equifax, Inc., where he was responsible for managing accounting, finance, Securities and Exchange Commission reporting, Sarbanes-Oxley Section 404 implementation, planning, analysis, real estate and procurement. Mr. Gunter holds a Bachelor of Science in Accounting from Concord University and a Masters of Professional Accountancy from West Virginia University.

Paul A. Koches. Mr. Koches has served as Executive Vice President and General Counsel since May 2008 and as Secretary since August 10, 2009. He previously served as Senior Vice President and General Counsel of Ocwen from August 2002. Prior to joining Ocwen, Mr. Koches was a Partner with Arent Fox, LLP in Washington, D.C. Mr. Koches holds a Bachelor of Arts from the University of Connecticut and a Juris Doctorate degree from the University of Miami Law School.

Daniel J. Seguine. Mr. Seguine joined Ocwen as the Vice President and Chief Accounting Officer in February 2009. Prior to joining Ocwen, Mr. Seguine worked at Goldman, Sachs & Co. as a Vice President since 2004 with responsibilities including external financial reporting, accounting policy and investment banking advisory services. He holds a Bachelor of Science in Accounting and a Masters of Accountancy from Brigham Young University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND RELATED SHAREHOLDER MATTERS

Beneficial Ownership of Common Stock

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date by:

•	each Director and named executive officer of Ocwen;
•	all Directors and named executive officers of Ocwen as a group; and
•	all persons known by Ocwen to own beneficially 5% or more of the outstanding common stock or to have a Schedule 13D or Schedule 13G on file with the Securities and Exchange Commission.

The table is based upon information supplied to us by Directors, executive officers and principal shareholders and filings under the Securities Exchange Act of 1934, as amended.

Shares Beneficially Owned as of March 8, 2010(1)
Name of Beneficial Owner:	Amount	Percent
Wellington Management Company, LLP(2) 75 State Street Boston, Massachusetts 02109	9,883,674	9.88%

FMR LLC(3) 82 Devonshire Street Boston, Massachusetts 02109	5,238,286	5.24%

The Guardian Life Insurance Company of America(4) New York	5,147,029	5.15%

Dimensional Fund Advisors LP(5) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,869,324	2.87%

Altus Capital Inc.(6) 6120 Parkland Blvd, Suite 303 Mayfield Heights, Ohio 44124	2,623,783	2.62%

Directors and Named Executive Officers:	Amount	Percent
William C. Erbey(7)	18,913,168	18.70%
Ronald M. Faris(8)	1,220,787	1.21%
Martha C. Goss	16,160	*
Ronald J. Korn	16,796	*
William H. Lacy	12,579	*
David B. Reiner	0	*
Barry N. Wish(9)	5,450,042	5.45%
David J. Gunter(10)	132,822	*
Paul A. Koches(11)	118,355	*
Daniel J. Seguine	0	*

All Directors and Executive Officers as a Group (10 persons)	25,880,709	25.30%

*	Less than 1%

(1)
For purposes of this table, an individual is considered the beneficial owner of shares of common stock if he or she directly or indirectly has or shares voting power or investment power, as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares. No shares have been pledged as security by the named executive officers, Directors or Director nominees.

(2)
Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2010 by Wellington Management Company, LLP. Includes 9,334,274 shares as to which shared voting power and 9,883,674 shares as to which shared dispositive power is claimed.

(3)
Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010 by FMR LLC. Includes 49,680 shares as to which sole voting power is claimed and 5,238,286 shares as to which sole dispositive power is claimed.

(4)
Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2010 by the Guardian Life Insurance Company of America. Includes 5,147,029 shares as to which shared voting power and shared dispositive power is claimed.

(5)
Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2010 by Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Includes 2,830,069 shares as to which sole voting power and 2,869,324 shares as to which sole dispositive power is claimed.

(6)
Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2010 by Altus Capital, LLC. Includes 487,150 shares as to which sole voting power and sole dispositive power is claimed. Includes 2,136,633 shares as to which shared voting power and shared dispositive power is claimed.

(7)
Includes 12,328,906 shares held by FF Plaza Partners, a Delaware partnership of which the partners are William C. Erbey, his spouse, E. Elaine Erbey, and Delaware Permanent Corporation, a corporation wholly-owned by William C. Erbey. Mr. and Mrs. William C. Erbey share voting and dispositive power with respect to the shares owned by FF Plaza Partners. Also includes 5,409,704 shares held by Erbey Holding Corporation, a corporation wholly-owned by William C. Erbey. Also includes options to acquire 1,137,312 shares, which are exercisable on or within sixty (60) days after March 8, 2010.

(8)	Includes 6,260 shares held jointly with Mr. Faris’ spouse. Also includes options to acquire 904,577 shares, which are exercisable on or within sixty (60) days after March 8, 2010.

(9)
Includes 5,203,047 shares held by Wishco, Inc., a corporation controlled by Barry N. Wish pursuant to his ownership of 93% of the common stock thereof, and 37,000 shares held by the Barry Wish Family Foundation, Inc., a charitable foundation of which Mr. Wish is a Director.

(10)	Includes options to acquire 129,738 shares, which are exercisable on or within sixty (60) days after March 8, 2010.

(11)	Includes options to acquire 116,250 shares, which are exercisable on or within sixty (60) days after March 8, 2010.

Equity Compensation Plan Information

The following table sets forth information as of the end of the most recently completed fiscal year with respect to compensation plans under which our equity securities are authorized for issuance. The information is split between all compensation plans previously approved by security holders and all compensation plans not previously approved by security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	9,278,581	$4.97	11,199,316

Equity compensation plans not approved by security holders	—	—	—

Total	9,278,581	$4.97	11,199,316

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, Directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10% shareholders were complied with during 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section provides information regarding the following:

•
compensation programs for our Chief Executive Officer, Chief Financial Officer, three (3) other most highly compensated executive officers and former President and Chief Operating Officer of Ocwen Solutions;

•	overall objectives of our compensation program and what it is designed to reward;
•	each element of compensation that we provide; and
•	the reasons for the compensation decisions we have made regarding these individuals.

Our named executive officers for 2009 were as follows:

Name	Position
William C. Erbey	Chairman and Chief Executive Officer
David J. Gunter	Executive Vice President and Chief Financial Officer
Ronald M. Faris	President
Paul A. Koches	Executive Vice President, General Counsel and Secretary
Richard Delgado	Senior Vice President and Treasurer
William B. Shepro	President and Chief Operating Officer of Ocwen Solutions

Compensation Philosophy and Objectives

We believe that the most effective executive compensation program is one that aligns executives’ interests with those of the shareholders by rewarding performance that achieves or exceeds specific annual, long-term and strategic goals with the ultimate objective of improving shareholder value. We seek to promote individual service longevity and to provide our executives with long-term wealth accumulation opportunities to the extent Ocwen has consistent, high-level financial performance. The Compensation Committee evaluates both performance and compensation annually to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To achieve these objectives, we generally believe executive compensation packages should include both cash and equity-based compensation that rewards performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

Certain executives including the Chief Executive Officer are involved in the design of executive compensation programs proposed for approval by the Compensation Committee. These executives annually review the performance of each executive officer (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee) and present their conclusions and recommendations regarding incentive award amounts to the Compensation Committee for its consideration and approval. The Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations; however, executive compensation matters are generally delegated to the Chief Executive Officer for development and execution.

Role of Compensation Consultant

Pursuant to its authority to retain independent counsel or other advisers as it deems necessary, the Compensation Committee entered into an advisory agreement with Exequity, LLC in February 2010. The consulting firm will provide the following services as needed from time to time: (i) review of Director pay proposals and program designs, (ii) competitive assessments or benchmarking analysis of executive compensation, (iii) updates on market trends and regulatory considerations impacting compensation and benefit programs, (iv) assistance with preparation of executive pay proposals and (v) various other requests.

Elements of Compensation

The current compensation package for our executive officers consists of base salary and annual incentive compensation. This compensation structure was developed in order to provide each executive officer with a competitive salary, while emphasizing an incentive compensation element that is tied to the achievement of corporate goals and strategic initiatives as well as individual performance. We have no employment agreements with our executive officers. We believe that the following elements of compensation are appropriate in light of our performance, industry, current challenges and environment.

Base Salary. Base salaries for our executive officers are established based on individual qualifications and job responsibilities while taking into account compensation levels at similarly situated companies for similar positions.

Base salaries of the executive officers are reviewed annually during the performance appraisal process with adjustments made based on market information, internal review of the executive officer’s compensation in relation to other officers, individual performance of the executive officer and corporate performance. Salary levels are also considered upon a promotion or other change in job responsibility. Salary adjustment recommendations are based on our overall performance and an analysis of compensation levels necessary to maintain and attract quality personnel. While the Compensation Committee sets the base salary for the Chief Executive Officer, the base salaries for all other executive officers are established and reviewed by the Chief Executive Officer. In 2009, Mr. Erbey received no base salary increase. Messrs. Faris, Gunter, Koches and Delgado also did not receive base salary increases in 2009.

Annual Incentive Compensation. Ocwen’s primary incentive compensation plan for executives is the 2007 Equity Incentive Plan which was approved by our shareholders. Pursuant to the plan, a participant can earn cash, restricted stock and stock option awards as determined by the Compensation Committee. The plan provides the Compensation Committee and our management with the authority to establish incentive award guidelines which are further discussed below.

Each executive officer has a targeted annual incentive award that is expressed as a percentage of total target compensation. At the executive level in 2009, 50% to 65% of total target compensation was payable only upon achievement of certain minimum Company and individual performance levels. The appropriate targeted percentage is determined from benchmarking results and varies depending on the nature and scope of each executive officer’s responsibilities. The table below reflects the percentage of each executive officer’s target total compensation that was allocated to each of base salary and incentive compensation in 2009 and each executive officer’s actual total compensation that was allocated to each of base salary and incentive compensation in 2009:

Name	Base Salary % of Target Total Compensation in 2009	Incentive Compensation % of Target Total Compensation in 2009	Base Salary % of Actual Total Compensation in 2009	Incentive Compensation % of Actual Total Compensation in 2009
William C. Erbey	35%	65%	28%	72%
David J. Gunter	40%	60%	34%	66%
Ronald M. Faris	40%	60%	33%	67%
Paul A. Koches	45%	55%	39%	61%
Richard Delgado	50%	50%	45%	55%
William B. Shepro	40%	60%	29%	71%

Our annual incentive-based cash executive compensation is structured to motivate executives to achieve pre-established key performance indicators by rewarding the executives for such achievement. This is accomplished by utilizing a balanced scorecard methodology which incorporates multiple financial and non-financial performance indicators developed through our annual strategic planning process. This corporate scorecard is approved annually by the Compensation Committee and/or the full Board of Directors and is utilized by the Compensation Committee as a factor to determine the appropriate amount of incentive compensation to be paid to the Chief Executive Officer and other key executives. In determining whether to approve the corporate scorecard each year, the Compensation Committee considers a number of factors, including whether the goals are consistent with and likely to enhance corporate performance and long-term shareholder value, as well as the level of difficulty associated with attainment of each goal in the scorecard. The intent of the Compensation Committee is to establish the Target goal at a level that is challenging to achieve.

Our corporate scorecard for 2009 and corresponding achievement levels are detailed below:

2009 Corporate Scorecard Elements
Element	Achievement Levels			Level Achieved
	Threshold	Target	Outstanding
Complete advance financing transactions	$1 billion in advance financing	$1.25 billion in advance financing	$1.5 billion in advance financing	$1.56 billion in advance financing completed
Achieve pre-tax income target	80% of budget	100% of budget	120% of budget	107%(1)
Improve operations to reduce advances	Meet covenant requirements of advance facility documents	0.7% monthly reduction	1.2% monthly reduction	1.13% monthly reduction
Successfully complete the key strategic initiatives of the Company	80% weighted average	90% weighted average	100% weighted average	137.5% weighted average score
Strategic Initiatives
Reduction of variability & increase in loan modification production	≥ 0.50 and < 0.75 weighted average score	≥ 0.75 and < 1.25 weighted average score	≥ 1.25 weighted average score	1.5 weighted average score

Increase in supervisory span	6.0% increase in span	10.0% increase in span	14.0% increase in span	26.2% increase in span

Consolidation and automation of processes	Substantially complete technology deliverables by 02/28/10	Substantially complete technology deliverables by 01/31/10	Substantially complete technology deliverables by 12/31/09	125% weighted average score

Increase servicing portfolio	$4 billion in unpaid principal balance	$7 billion in unpaid principal balance	$10 billion in unpaid principal balance	$18.8 billion in unpaid principal balance added

Personnel development – hiring key personnel - Head of OAM New Fund Development - Contact Management Expert - Chief Accounting Officer	8 quarters on the payroll	9 quarters on the payroll	10 quarters on the payroll	- Three positions hired - 10 quarters on the payroll

Raise additional equity	$150 million	$250 million	$350 million	$349.8 million of equity raised(2)

Improve brand	Discretion of the Board	Discretion of the Board	Discretion of the Board	Board determined level of achievement as Outstanding

Customer satisfaction Measured by Customer Satisfaction Survey Sigma Level	4.62 Sigma	4.67 Sigma	4.72 Sigma	4.72 Sigma

Achieve return of equity targets	17.7%	22.1%	26.5%	21.4%(3)

Develop HUD program	Discretion of the Board	Discretion of the Board	Discretion of the Board	Board determined level of achievement as Outstanding

(1)	Pre-tax income has been adjusted to exclude the gains on auction rate securities.

(2)	Exception granted as it was determined that the minimal shortfall from achieving an Outstanding level of accomplishment was inconsequential.

(3)
Return on equity has been adjusted to reflect the reversal of (a) Ocwen equity raise, (b) the interest cost saving arising from the repayment of advance financing and mortgage servicing rights financing and (c) excludes the gains on auction rate securities.

The incentive award for our Chief Executive Officer is structured so that compensation opportunities are related to the Company’s performance versus the objectives established in the corporate scorecard (100%). In awarding the Chief Executive Officer’s incentive compensation for 2009, the Compensation Committee reviewed the Company’s achievement levels on its corporate scorecard and the corporate scorecard for the former Ocwen Solutions business segment, which is now Altisource Portfolio Solutions S.A., allocating the percentage of weight between the scorecards at 50% and 50%, respectively.

The incentive awards of our executive officers, excluding the Chief Executive Officer, are structured so that compensation opportunities are related to (i) the performance appraisal of the executive officer (20%) and (ii) the performance within the business or support unit as expressed on each executive officer’s scorecard (80%). For the 2009 service year, the applicable percentage weight assigned to each component of each executive officer’s incentive compensation is detailed below:

Name	Performance Appraisal	Scorecard
William C. Erbey	0%	100%
David J. Gunter	20%	80%
Ronald M. Faris	20%	80%
Paul A. Koches	20%	80%
Richard Delgado	20%	80%
William B. Shepro	20%	80%

Each executive officer’s personal scorecard contains key components of the Company’s strategic initiatives related to the executive’s business or support unit. The components in each scorecard are weighted individually based on relevance to the ultimate financial performance of the Company and achievement of the strategic initiatives. Additionally, in the process of developing the weighted value of each goal in the executive’s scorecard, a methodology is used to discourage an executive from pursuing short term risks to attain their goals. Within each component of the scorecard, there are three (3) established levels of achievement: Threshold, Target, and Outstanding. Each level of achievement is tied to a relative point on a percentage scale which indicates the executive officer’s level of goal achievement within each component of the scorecard. Achieving the Threshold level of achievement will earn the executive officer 50% of the target incentive compensation tied to such goal; the Target level of achievement will earn the executive officer 100% of the target incentive compensation tied to such goal; and the Outstanding level of achievement will earn the executive officer 150% of the target incentive compensation tied to such goal. Any achievement below the Threshold level will not entitle the executive to compensation for the associated goal.

These goals and initiatives are further cascaded to all of our incentive-eligible employees in their personal scorecards. Within this program, all incentive-eligible employees of the organization are tied to a personal or business unit scorecard from which to measure performance against goals that are directly linked to corporate profitability and strategy. This incentive compensation structure is intended to align the goals of our executives with the overall success of the company, while establishing clear performance standards within their respective business or support units.

The personal scorecards for our other executive officers and their corresponding levels of achievement are as follows:

Name	%	2009 Scorecard Elements	Achievement Levels			Level Achieved
			Threshold	Target	Outstanding
Ronald M. Faris	20%	Complete advance financing transactions	$1 billion in advance financing	$1.25 billion in advance financing	$1.5 billion in advance financing	Outstanding
	20%	Achieve pre-tax income target	80% of budget	100% of budget	120% of budget	Outstanding
	20%	Improve operations to reduce advances	Meet covenant requirements of advance facility documents	0.7% monthly reduction	1.2% monthly reduction	Target
	40%	Successfully complete the key strategic initiatives of the Company	80% weighted average	90% weighted average	100% weighted average	Outstanding

David J. Gunter	22.2%	Complete advance financing transactions	$1 billion in advance financing	$1.25 billion in advance financing	$1.5 billion in advance financing	Outstanding
	22.2%	Achieve pre-tax income target (Ocwen Asset Management + Corporate Items & Other)	80% of budget	100% of budget	120% of budget	Target
	11.1%	Successfully achieve the Ocwen Solutions corporate scorecard	80% weighted average	90% weighted average	100% weighted average	Outstanding
	11.1%	Separate Ocwen Solutions	Completed by 10/31/09	Completed by 09/20/09	Completed by 08/31/09	Outstanding
	11.1%	Achieve 2009 budgeted expense for Finance and Treasury	$17.0 million	$16.2 million	$15.4 million	Outstanding
	11.2%	Achieve return on equity targets	5.9%	7.4%	8.9%	Target
	11.1%	Personnel development hiring key personnel for: - Chief Accounting Officer	2 quarters on the payroll	3 quarters on the payroll	4 quarters on the payroll	Outstanding

Paul A. Koches	15%	Complete advance financing transactions	Meet covenant requirements of advance facility documents	0.7% monthly reduction	1.2% monthly reduction	Outstanding
	20%	Achieve pre-tax income target (Ocwen Asset Management + Corporate Items & Other)	80% of budget	100% of budget	120% of budget	Target
	10%	Achieve return on equity targets	5.9%	7.4%	8.9%	Target
	10%	Strategic plan to originate HUD loans	Discretion of the Board	Discretion of the Board	Discretion of the Board	Target
	25%	Increase servicing portfolio	$4 billion in unpaid principal balance	$7 billion in unpaid principal balance	$10 billion in unpaid principal balance	Outstanding
	10%	Raise $250 million of equity	$150 million	$250 million	$350 million	Outstanding
	10%	Improve brand	Discretion of the Board	Discretion of the Board	Discretion of the Board	Outstanding

Richard Delgado	25%	Complete advance financing transactions	$1 billion in advance financing	$1.25 billion in advance financing	$1.5 billion in advance financing	Outstanding
	10%	Achieve pre-tax income target (Ocwen Asset Management segment only)	80% of budget	100% of budget	120% of budget	Target
	10%	Improve operations to reduce advances	Meet covenant requirements of advance facility documents	0.7% monthly reduction	1.2% monthly reduction	Target
	10%	Achieve return on equity targets	80% of budget	100% of budget	120% of budget	Threshold
	10%	Adherence to Treasury budget	105% - 115% of budget	95% - 105% of budget	Less than 95% of budget	Outstanding
	25%	Replace or renew auction rate securities financing (before 6/30/09)	50% weighted average projected advance rate (face value)	60% weighted average projected advance rate (face value)	Either 70% weighted average projected advance rate (face value) or Target plus guarantee take- out for at least 25%	Outstanding
	10%	Utilize banking services and deposits to formulate symbiotic relationships	$100 million	$150 million	$200 million	Target

William B. Shepro	25%	Achieve EBITDA target (Ocwen Solutions)	42% increase over 2008	52% increase over 2008	62% increase over 2008	Outstanding
	25%	Separate Ocwen Solutions	Complete by 10/31/09	Complete by 09/20/09	Complete by 08/31/09	Outstanding
	25%	Achieve revenue target (Ocwen Solutions)	7% increase over 2008	15% increase over 2008	23% increase over 2008	Outstanding
	25%	Successfully complete the key strategic initiatives of Ocwen Solutions	80% weighted average	90% weighted average	100% weighted average	Outstanding

The scorecards are communicated to all incentive-eligible employees by the Human Resource Department or the employee’s immediate supervisor and are available to employees at all times in our performance management tracking system. Performance against such scorecards is reviewed with senior management on a quarterly basis and after the end of each year.

As noted above, executives have 20% of their incentive compensation determined by their performance appraisal for the service year. Each of our executive officers performs a self-assessment as to his performance against his goals for the applicable year. Our Chief Executive Officer utilizes these assessments to prepare a written performance appraisal for each of the other executive officers. The Chief Executive Officer presents the performance appraisal scores and personal scorecard performance to the Compensation Committee and makes recommendations as to the incentive compensation for each executive officer. The Compensation Committee evaluates the recommendations and makes the final incentive compensation award determinations for the executives and other incentive-eligible employees. Annual incentive compensation is paid to our executives and other incentive-eligible employees after Compensation Committee approval following the service year associated with the incentive.

Generally at the first Board of Directors meeting of the fiscal year, the Compensation Committee approves the corporate scorecard and annual incentive components for the Chief Executive Officer and other executive officers for the upcoming year. The Compensation Committee has approved the 2010 corporate scorecard which includes achieving a pre-tax net income target, improving the liquidity of the company and reducing gross advances associated with the servicing business. In addition, the Compensation Committee approved a component of the corporate scorecard that provides for successful completion of key strategic initiatives established to enhance long-term corporate and shareholder value. The 2010 corporate strategic initiatives relate to:

•	Implementation of borrower communications plan;
•	Improvement in capital efficiency;
•	Increase special servicing business;
•	Improvement in brand awareness and recognition;
•	Improvement in the customer service experience;
•	Consolidation and automation of business processes;
•	Increase staff productivity; and
•	Implementation of complementary business lines.

Setting Compensation Levels

From time to time, the Company will conduct benchmarking on Chief Executive Officer and other executive officer compensation among peer companies of comparable size, industry, location and similar attributes that compete with Ocwen for qualified management. A benchmarking analysis was conducted in 2008 using peer companies such as: Americredit Corp., Commerce Bancorp., Inc., First Horizon National Corp., Indymac Bancorp., Inc., KFORCE, Inc., LandAmerica Financial Group Inc., R. H. Donnelly, Corp., Raymond James Financial, Inc. and Webster Financial Corp. The information gathered from this comparison group included base salary, cash incentive compensation and equity incentive compensation. The Compensation Committee believes peer group benchmarking is an effective approach in recruiting and retaining the very best talent available in the industry. It provides a fair representation of the competitive arena for executive talent and serves the goals of retention, succession planning and other relevant considerations.

In 2009, the Compensation Committee determined that a salary plan freeze should be implemented. Only under certain circumstances would salary increases be provided. Those circumstances included promotions or extraordinary contributions to the Company.

Based on the benchmarking, performance, retention and other the relevant considerations, the Compensation Committee reviews recommendations and determines appropriate base salary and annual incentive compensation targets for the Chief Executive Officer and other executive officers. The Compensation Committee generally makes its determinations during the second quarter of the year; however, they may make adjustments at other times as appropriate. To date, no executive officers have received increases in their target compensation for 2010. This is in line with the salary plan freeze that was implemented in 2009.

Tax Considerations

The timing of compensation decisions is driven by a variety of tax considerations. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the tax deduction by corporate taxpayers is limited with respect to the compensation of certain executive officers to $1 million per covered executive unless such compensation is based upon the attainment of performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. We obtained shareholder approval of the 1998 Annual Incentive Plan and all amendments thereto in order to qualify awards under such plans as performance-based compensation under Section 162(m) of the Code. It is the Compensation Committee’s intention to qualify all performance-based compensation for the exclusion from the deductibility limitation of Section 162(m), except in situations where qualifying compensation for the exclusion would be inconsistent with our overall best interest.

In order to satisfy the deductibility requirements under Section 162(m) of the Code performance objectives must be established in the first ninety (90) days of the performance period. For annual incentive awards, this means performance objectives must be established no later than the end of March. In addition, in order to avoid being considered deferred compensation under Section 409A of the Code and to be deductible for the prior tax year, our annual incentive awards with respect to the prior year must be paid out by March 15.

Restrictive Covenants

All of our executive officers execute an intellectual property and non-disclosure agreement upon commencement of their employment. This agreement requires the executive officer to hold all “confidential information” in trust for us and prohibits the executive officer from using or disclosing such confidential information except as necessary in the regular course of our business or that of our affiliates. Other than these restrictive covenants, we generally do not have employment, non-competition or non-solicitation agreements with our executive officers. From time to time, we enter into separation agreements with executive officers that contain these provisions.

Stock Ownership Policies

We have not developed stock ownership or retention policies, guidelines or requirements as of yet. This is due to the Compensation Committee’s current belief that the Company’s equity incentive plan is successful in retaining and motivating executive officers and serves the purpose of aligning executive compensation with shareholders’ interests. The Compensation Committee may consider adopting such a policy in the future for all or a select portion of our executive officers. We maintain an insider trading policy and a management directive detailing our window period policy governing the timing of transactions in securities of the Company for Directors and executives.

Equity Incentive Plan

The 2007 Equity Incentive Plan is administered by the Compensation Committee and authorizes the grant of restricted stock, options, stock appreciation rights, stock purchase rights or other equity-based awards to our employees. The Compensation Committee, in cooperation with senior management, implemented the 2007 Equity Incentive Plan to motivate employees to make extraordinary efforts to achieve aggressive improvements to shareholder value, boost retention of key employees and align the interests of our employees with the interests of our shareholders. Options granted under the plan may be either “incentive stock options” as defined in Section 422 of the Code or nonqualified stock options, as determined by the Compensation Committee.

As the Company considered potential opportunities to restructure its businesses to increase shareholder value during the past year, the Compensation Committee sought a method of increasing the incentive for executives to make extraordinary efforts to achieve aggressive improvements to shareholder value. As a result, the Compensation Committee, in cooperation with management, conceptualized and implemented the Senior Management Equity Incentive Program as a highly shareholder-aligned incentive award opportunity for key members of senior management to receive long-term equity compensation based on share-value performance criteria

Other Compensation

The Compensation Committee’s policy with respect to other employee benefit plans is to provide benefits to our employees, including executive officers, that are comparable to benefits offered by companies of a similar size to ours. A competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees.

Employment Termination

Since we have no employment agreements with our executive officers other than the restrictive covenants noted above, we handle each termination as appropriate in light of the circumstances. Without any special agreement related to termination, an executive officer would be entitled to receive his or her base salary and applicable employee benefit plans and programs through the date of termination. In addition, the executive officer would be entitled to retain any vested portion of prior equity awards granted through the 1998 Annual Incentive Plan, the 1991 Non-Qualified Stock Option Plan and the 2007 Equity Incentive Plan. For termination not due to death, disability or retirement, the executive officer has six (6) months within which to exercise stock options pursuant to our stock option agreements. Otherwise, the executive officer shall be afforded the time permitted in the original grant. Any portion of an equity award not vested will be forfeited in either circumstance unless alternate arrangements are made in the discretion of the Compensation Committee. Furthermore, pursuant to each stock option agreement granting an equity award, upon termination of an employee for cause, all outstanding stock options granted pursuant to such stock option agreement are forfeited.

Severance Benefits

We do not have a formal severance plan or policy. When an executive officer separates from the Company as a result of a reduction in work force, we typically provide the executive with two (2) months salary for each year of service to the Company up to a maximum of six (6) months salary in exchange for a separation agreement.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses compensation received by our Chief Executive Officer, our Chief Financial Officer, our three (3) most highly compensated executive officers and the former President and Chief Operating Officer of Ocwen Solutions for fiscal years 2007, 2008 and 2009.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)(3)	Option Awards(2)(3)(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation (6)		Total
William C. Erbey Chairman of the Board and Chief Executive Officer	2009	$500,000	—	—	$1,304,644	$4,900		$1,809,544
	2008	$500,000	—	$2,040,980	$1,176,189	$4,500		$3,721,669
	2007	$473,077	$280,429	$642,538	$953,399	$4,500		$2,353,943

David J. Gunter Executive Vice President, Chief Financial Officer	2009	$383,999	—	—	$756,864	$4,900		$1,145,763
	2008	$366,750	—	$527,253	$643,950	$4,500		$1,542,453
	2007	$308,653	$41,117	$105,366	$219,157	—		$674,293

Ronald M. Faris President	2009	$449,999	—	—	$924,750	$4,900		$1,379,649
	2008	$427,229	—	$1,054,506	$827,242	$4,500		$2,313,477
	2007	$380,440	$238,060	$530,304	$622,066	$4,500		$1,775,370

Paul A. Koches Executive Vice President, General Counsel and Secretary	2009	$358,065	—	—	$564,549	$150,095	(7)	$1,072,709
	2008	$327,923	—	$527,253	$429,518	$4,500		$1,289,194
	2007	$300,000	—	—	$335,045	$80,788	(8)	$715,833

Richard Delgado Senior Vice President and Treasurer	2009	$250,000	—	—	$349,019	$4,900		$603,919
	2008	$250,000	—	—	$337,588	$4,500		$592,088
	2007	$250,000	$83,272	$156,652	$289,141	$4,500		$783,565

William B. Shepro President and Chief Operating Officer of Ocwen Solutions	2009	$209,230	—	—	$520,455	$4,900		$734,585
	2008	$300,488	—	$701,587	$525,971	$4,500		$1,532,546
	2007	$232,554	$94,335	$177,324	$348,850	$19,494	(9)	$872,557

(1)	Represents amounts earned in corresponding year.

(2)	Represents the aggregate grant date fair value of stock options and stock awards. These amounts do not represent the actual amounts paid to or realized by the executive

(3)
The grant date fair value of stock awards represents the closing price of our common stock on the date of grant. We determined the grant date fair value of time-based stock option awards using the Black-Scholes option-pricing model, while a binomial option pricing was used to determine the fair value of market-based stock options. The following assumptions were utilized in the option pricing models:

Service Condition Awards - Black-Scholes Option Pricing Model
Performance Year	Expected Volatility (%)	Expected Dividend Yield (%)	Exercise Price ($)	Risk-Free Interest Rate (%)	Expected Term in Years
2002	62	0	$1.87	2.73%	5
2003	48	0	$6.18	3.25%	5
2004	43	0	$6.57	3.61%	5
2005	36	0	$6.10	4.35%	5
2006	33	0	$11.88	4.78%	5
2008	38	0	$8.00	3.48%	5

Market Condition Awards - Binomial Option Pricing Model
Performance Year	Expected Volatility (%)	Expected Dividend Yield (%)	Exercise Price ($)	Risk-Free Interest Rate (%)	Contract Term in Years
2008	38 - 46	0	$8.00	2.15% - 4.28%	10

(4)
Ocwen stock options outstanding under Ocwen’s various equity compensation plans have been adjusted to reflect the value of Altisource stock distributed to Ocwen shareholders in a spin-off transaction completed on August 10, 2009. All holders of Ocwen stock option awards, including Altisource employees and those who remained with Ocwen after the spin-off, received the following:

● New Altisource stock options (issued by Altisource Portfolio Solutions S.A.) to acquire the number of shares of Altisource common stock equal to the product of (a) the number of Ocwen stock options held on the date of the spin-off and (b) the distribution ratio of one (1) share of Altisource common stock for every three (3) shares of Ocwen common stock; and

● Adjusted Ocwen stock options for the same number of shares of Ocwen common stock with a reduced exercise price per stock option.

We determined the exercise price of the new Altisource options and the adjusted Ocwen options based on the exercise price ratio. We calculated the exercise price ratio for each individual stock option based on the ratio of the grant-date exercise price of the individual stock option to the trading value of the Ocwen stock immediately prior to the spin-off. We then applied this exercise price ratio to the trading value of the Ocwen stock and the Altisource stock on the date the Altisource stock began regular-way trading on the NASDAQ market to determine the exercise price of the new Altisource stock option and the adjusted Ocwen stock option.

Similarly, each holder of Ocwen stock awards retained his or her unvested shares and received one (1) unvested Altisource stock share for every three (3) Ocwen unvested shares held.

Consequently, the fair value of the adjusted Ocwen award and the new Altisource award immediately following the spin-off was equivalent to the fair value of such Ocwen award immediately prior to the spin-off. Therefore, we did not include any incremental equity-based compensation for 2009 with respect to the award modifications made in connection with the spin-off.

(5)	Consists of the cash portion of incentive compensation bonus awarded in the first quarter of the year following the year in which services are rendered.

(6)	Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan for each executive officer, salary adjustments and relocation expenses as detailed below.

(7)	Includes $145,195 in relocation expenses.

(8)	Includes $76,288 in relocation expenses.

(9)	Includes $14,994 in relocation expenses.

For more information about the elements of the compensation paid to our named executive officers, see “Compensation Discussion and Analysis” above.

Grants of Plan Based Awards for 2009

The following table provides information related to non-equity incentive compensation pursuant to our 1998 Annual Incentive Plan for services rendered in fiscal year 2009 by the individuals named in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
William C. Erbey	—	—	—	—	—	—	—	—	—
David J. Gunter	—	—	—	—	—	—	—	—	—
Ronald M. Faris	—	—	—	—	—	—	—	—	—
Paul A. Koches	—	—	—	—	—	—	—	—	—
Richard Delgado	—	—	—	—	—	—	—	—	—
William B. Shepro	—	—	—	—	—	—	—	—	—

(1)
These figures represent the potential non-equity compensation that may have been earned by each respective executive officer in 2009 under the different achievement levels presented on their personal scorecards which are more fully discussed in our Compensation Discussion and Analysis. Under our current compensation structure, all non-equity incentive compensation is paid to the executive officer in the first quarter of the year following the year in which service was rendered. The actual amount of non-equity incentive compensation that was paid to our named executive officers in 2009 is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards at December 31, 2009 for the individuals named in the Summary Compensation Table.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
William C. Erbey	34,549	—		—	$3.76585	03/07/10	2,471	$23,647	(6)	2,471	$23,647
	158,030	—		—	$2.46211	01/31/11	—	—		—	—
	39,507	—		—	$4.45876	01/31/11	—	—		—	—
	84,885	—		—	$3.48808	01/31/12	—	—		—	—
	56,590	—		—	$4.21775	01/31/12	—	—		—	—
	33,875	—		—	$1.12674	01/31/13	—	—		—	—
	50,813	—		—	$1.69312	01/31/13	—	—		—	—
	12,736	—		—	$3.72367	01/31/14	—	—		—	—
	50,943	—		—	$6.46521	01/31/14	—	—		—	—
	47,872	—		—	$4.84438	01/31/15	—	—		—	—
	55,844	13,961	(1)	13,961	$5.80844	01/31/16	—	—		—	—
	82,256	20,565	(2)	20,565	$7.15812	05/10/17	—	—		—	—
	150,000	450,000	(3)	450,000	$4.82028	07/14/18	—	—		—	—
	300,000	900,000	(4)	900,000	$4.82028	07/14/18	—	—		—	—
	—	600,000	(5)	600,000	$4.82028	07/14/18	—	—		—	—

David J. Gunter	13,488	3,373	(2)	3,373	$7.15812	05/10/17	—	—		—	—
	38,750	116,250	(3)	116,250	$4.82028	07/14/18	—	—		—	—
	77,500	232,500	(4)	232,500	$4.82028	07/14/18	—	—		—	—
	—	155,000	(5)	155,000	$4.82028	07/14/18	—	—		—	—

Ronald M. Faris	40,000	—		—	$2.46211	01/31/11	2,142	$20,499	(6)	2,142	$20,499
	200,000	—		—	$7.56182	10/31/11	—	—		—	—
	71,989	—		—	$3.48808	01/31/12	—	—		—	—
	47,992	—		—	$4.21775	01/31/12	—	—		—	—
	31,781	—		—	$1.12674	01/31/13	—	—		—	—
	47,672	—		—	$1.69312	01/31/13	—	—		—	—
	13,390	—		—	$3.72367	01/31/14	—	—		—	—
	53,560	—		—	$6.46521	01/31/14	—	—		—	—
	37,301	—		—	$4.84438	01/31/15	—	—		—	—
	48,403	12,101	(1)	12,101	$5.80844	01/31/16	—	—		—	—
	67,888	16,973	(2)	16,973	$7.15812	05/10/17	—	—		—	—
	77,500	232,500	(3)	232,500	$4.82028	07/14/18	—	—		—	—
	155,000	465,000	(4)	465,000	$4.82028	07/14/18	—	—		—	—
	—	310,000	(5)	310,000	$4.82028	07/14/18	—	—		—	—

Paul A. Koches	38,750	116,250	(3)	116,250	$4.82028	07/14/18	—	—		—	—
	77,500	232,500	(4)	232,500	$4.82028	07/14/18	—	—		—	—
	—	155,000	(5)	155,000	$4.82028	07/14/18	—	—		—	—

Richard Delgado	18,397	—		—	$6.46521	01/31/14	967	$9,254	(6)	967	$9,254
	19,412	—		—	$4.84438	01/31/15	—	—		—	—
	21,856	5,464	(1)	5,464	$5.80844	01/31/16	—	—		—	—
	20,054	5,014	(2)	5,014	$7.15812	05/10/17	—	—		—	—

William B. Shepro	9,827	—		—	$4.45876	01/31/11	1,405	$13,446	(6)	1,405	$13,446
	40,000	—		—	$7.56182	10/31/11	—	—		—	—
	14,596	—		—	$3.48808	01/31/12	—	—		—	—
	19,730	—		—	$4.21775	01/31/12	—	—		—	—
	2,035	—		—	$1.12674	01/31/13	—	—		—	—
	21,053	—		—	$1.69312	01/31/13	—	—		—	—
	5,977	—		—	$3.72367	01/31/14	—	—		—	—
	23,906	—		—	$6.46521	01/31/14	—	—		—	—
	36,152	—		—	$4.84438	01/31/15	—	—		—	—
	31,750	7,937	(1)	7,937	$5.80844	01/31/16	—	—		—	—
	22,700	5,676	(2)	5,676	$7.15812	05/10/17	—	—		—	—
	51,562	154,688	(3)	154,688	$4.82028	07/14/18	—	—		—	—
	103,125	309,375	(4)	309,375	$4.82028	07/14/18	—	—		—	—
	—	206,250	(5)	206,250	$4.82028	07/14/18	—	—		—	—

(1)	Options vested on 1/31/10.

(2)	Options vest on 12/31/10.

(3)	Options vest in three (3) equal installments on 7/14/10, 7/14/11 and 7/14/12.

(4)	Options vest in three (3) equal installments on 8/10/10, 8/10/11 and 8/10/12.

(5)	One-fourth vests upon achieving a stock price of $14.461 and compounded annual gain of 25% over the exercise price with the balance vesting one-fourth each subsequent year.

(6)	Shares vested on 1/1/10.

Option Exercises and Stock Vested

The following table provides information relating to the amounts realized on the exercise of options and the vesting of restricted stock during fiscal year 2009 for the individuals named in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
William C. Erbey	—	—	10,209	$91,749
David J. Gunter	—	—	1,153	$10,262
Ronald M. Faris	142,593	$632,716	8,496	$76,368
Paul A. Koches	—	—	—	—
Richard Delgado	20,037	$125,964	2,967	$26,757
William B. Shepro	26,941	$168,175	3,878	$35,056

Report of the Compensation Committee

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included on pages seventeen (17) through thirty-two (32) of this proxy statement with management.

Based on the review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in Ocwen’s annual report on Form 10-K for the year ended December 31, 2009 and in this proxy statement.

Compensation Committee:
March 24, 2010	William H. Lacy, Chairman
Ronald J. Korn, Director
Barry N. Wish, Director

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
(Proposal Two)

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP, independent registered certified public accountants, to be our independent registered certified public accounting firm for the year ending December 31, 2010 and has further directed that such appointment be submitted for ratification by our shareholders at the Annual Meeting. Although shareholder ratification of the Audit Committee’s action in this respect is not required, the Audit Committee considers it desirable for shareholders to ratify such appointment. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may, in its sole discretion, reevaluate the engagement of the independent auditors.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from you.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR 2010.

Report of the Audit Committee

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed with management Ocwen’s audited financial statements as of and for the year ended December 31, 2009;

•
Discussed with Deloitte & Touche LLP, Ocwen’s independent registered certified public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees;” and

•
Received and reviewed the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered certified public accounting firm’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche LLP their independence.

In reliance on the review and discussion referred to above, the Committee recommends to the Board of Directors that the audited financial statements be included in Ocwen’s annual report on Form 10-K for the year ended December 31, 2009.

Audit Committee:
March 1, 2010	Ronald J. Korn, Chairman
Martha C. Goss, Director
David B. Reiner, Director
Barry N. Wish, Director

PricewaterhouseCoopers LLP and Deloitte & Touche LLP Fees

The following table shows the aggregate fees billed to Ocwen for professional services by PricewaterhouseCoopers LLP for fiscal years 2008 and 2009:

	2009	2008
Audit Fees	$1,348,031	$2,489,528
Audit Related Fees	$35,000	$48,500
Tax Fees	$126,338	$174,400
All Other Fees	$41,044	$8,130
Total	$1,550,413	$2,720,558

The following table shows the aggregate fees billed to Ocwen for professional services by Deloitte & Touche LLP for fiscal year 2009:

2009
Audit Fees	$1,431,711
Audit Related Fees	$0
Tax Fees	$0
All Other Fees	$0
Total	$1,431,711

Changes in Independent Registered Certified Public Accounting Firm. On August 31, 2009, the Audit Committee approved the dismissal of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009 and the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009, subject to the completion of their customary client acceptance procedures. The dismissal of PricewaterhouseCoopers LLP is effective as of August 31, 2009.

The report of PricewaterhouseCoopers LLP on the Company’s consolidated financial statements for each of the two (2) years in the period ended December 31, 2008, which was included in the Company’s 2008 Annual Report on Form 10-K, did not contain any adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principle.

During each of the two (2) years in the period ended December 31, 2008 and through August 31, 2009, (i) there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years, and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

During each of the two (2) years in the period ended December 31, 2008 and through August 31, 2009, neither the Company nor anyone on its behalf consulted with Deloitte & Touche LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided by Deloitte & Touche LLP to the Company that Deloitte & Touche LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

In accordance with Item 304(a)(3) of Regulation S-K, the Company furnished a copy of the above disclosures to PricewaterhouseCoopers LLP and requested that PricewaterhouseCoopers LLP provide a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made above. A copy of such letter is filed as Exhibit 16.1 to the Company’s Form 8-K dated August 31, 2009.

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of Ocwen’s consolidated financial statements for fiscal years 2009 and 2008, for the reviews of the financial statements included in Ocwen’s quarterly reports on Form 10-Q during fiscal years 2009 and 2008 and for services that are normally provided by the independent registered certified public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years. In addition, approximately $554,322 of the 2009 Audit Fees represents billings-to-date related to financial statement and Form 10 review in connection with the spin-off of the Ocwen Solutions business.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two (2) fiscal years for assurance and related services by the independent registered certified public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees” and generally consist of fees for other attest engagements under professional auditing standards, internal control-related matters, audits of employee benefit plans and due diligence.

Tax Fees. This category includes the aggregate fees billed in each of the last two (2) fiscal years for professional services rendered by the independent registered certified public accounting firm for tax compliance, tax planning and tax advice. Of these amounts, $118,617 and $72,900 were related to tax compliance services for 2009 and 2008, respectively.

All Other Fees. This category includes the aggregate fees billed in each of the last two (2) fiscal years for products and services provided by the independent registered certified public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

The Audit Committee considered the compatibility of the non-audit-related services provided by and fees paid to Deloitte & Touche LLP in 2009 and the proposed services for 2010 and determined that such services and fees are compatible with the independence of Deloitte & Touche LLP.

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered certified public accounting firm in order to assure that the provision of such services does not impair the independent registered certified public accounting firm’s independence. Unless a type of service to be provided by the independent registered certified public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In 2009, less than 1% of the fees associated with the independent registered certified public accounting firm services were not pre-approved by the Audit Committee.

Audit Committee Pre-Approval Policy.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

The Board has adopted a policy and procedure for review, approval and monitoring of transactions involving Ocwen and related persons (Directors and executive officers or their immediate family members, or shareholders owning 5% or greater of the Company’s outstanding stock) within our written Code of Business Conduct and Ethics which is available at www.ocwen.com. This policy and procedure is not limited to related person transactions that meet the threshold for disclosure under the relevant Securities and Exchange Commission as it broadly covers any situation in which a conflict of interest may arise.

Any situation that potentially qualifies as a conflict of interest is to be immediately disclosed to the General Counsel to assess the nature and extent of any concern as well as the appropriate next steps. The General Counsel will notify the Chairman of the Board if any such situation requires approval of the Board. Related persons are required to obtain the prior written approval of the Audit Committee of the Board of Directors before participating in any transaction or situation that may pose a conflict of interest. In considering a transaction, the Audit Committee will consider all relevant factors including (i) whether the transaction is in the best interests of Ocwen; (ii) alternatives to the related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts and (v) the overall fairness of the transaction to Ocwen. The Committee will periodically monitor any approved transactions to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

SHAREHOLDER PROPOSALS

Any proposal which a shareholder desires to have included in our proxy materials relating to our next Annual Meeting of Shareholders, which is scheduled to be held on May 6, 2011, must be received at our executive offices no later than December 1, 2010. All shareholder proposals for the 2011 Annual Meeting should be directed to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. We recommend that you send any shareholder proposal by certified mail, return-receipt requested.

For any proposal that is not submitted for inclusion in the 2011 proxy statement, but is instead sought to be presented directly at the 2011Annual Meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if we:

(1)
receive notice of the proposal before the close of business on February 13, 2011 and advise shareholders in the 2011 proxy statement about the nature of the matter and how management intends to vote on such matter; or

(2)	do not receive notice of the proposal prior to the close of business on February 13, 2011.

Notice of intent to present a proposal at the 2011 Annual Meeting should be directed to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

We did not receive notice of any shareholder proposals relating to the 2010 Annual Meeting. At the 2010 Annual Meeting, our management may exercise discretionary authority when voting on any properly presented shareholder proposal that is not included as an agenda item in this proxy statement.

ANNUAL REPORTS

A copy of our annual report to shareholders on Form 10-K for the year ended December 31, 2009 was mailed to shareholders of record as of March 8, 2010 on or about March 31, 2010. The annual report is not part of the proxy solicitation materials and can be found on our website www.ocwen.com under Shareholder Relations.

We will furnish without charge to each person whose proxy is solicited and to any beneficial owner entitled to vote as of the record date for the meeting, on written request, a copy of our annual report on Form 10-K for the year ended December 31, 2009 required to be filed by us with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Such requests should be directed to Shareholder Relations, Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

OTHER MATTERS

Proxies will be solicited on behalf of the Board of Directors by mail or electronic means, and we will pay the solicitation costs. Copies of the annual report for 2009 and this proxy statement will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional compensation.

The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) for the nominees for Director named earlier in this proxy statement and (2) for the ratification of the selection of the independent auditor. Should any matter not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment.

If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2009 annual report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. Shareholders at an address to which a single copy of this proxy statement and our 2009 annual report was sent may request a separate copy by contacting Shareholder Relations, Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Beneficial owners sharing an address who are receiving multiple copies and who wish to receive a single copy of materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address.

This proxy statement and our 2009 annual report may be viewed online at www.ocwen.com under Shareholder Relations. If you are a shareholder of record, you can elect to access future annual reports and proxy statements electronically by following the instructions provided if you vote by Internet or by telephone. If you choose this option, you will receive a notice by mail listing the website locations, and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

OCWEN FINANCIAL CORPORATION ATTN: PAUL A. KOCHES 1661 WORTHINGTON ROAD SUITE 100 WEST PALM BEACH, FL 33409
Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR the following:		☐	☐	☐

1.	Election of Directors
Nominees

01	William C. Erbey 02 Ronald M. Faris 03 Ronald J. Korn 04 William H. Lacy 05 David B. Reiner
06	Barry N. Wish

The Board of Directors recommends you vote FOR the following proposal (s):						For	Against	Abstain

2.	Proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for the fiscal year ending December 31, 2010.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) on this proxy. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or in partnership name, by authorized person.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

OCWEN FINANCIAL CORPORATION
1661 Worthington Road, Suite 100 - West Palm Beach, Florida 33409

FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 6, 2010, AND AT ANY ADJOURNMENT THERE OF

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The NPS + 10k combo is/are available at www.proxyvote.com.

OCWEN FINANCIAL CORPORATION REVOCABLE PROXY THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints William C. Erbey, Ronald M. Faris, Paul A. Koches, or any of them, as proxy, with full powers of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Common Stock of Ocwen Financial Corporation (the “Company”) held of record by the undersigned on March 8, 2010, at the Annual Meeting of Shareholders to be held at the offices of the Company located at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409 on Thursday, May 6, 2010, at 9:00 a.m., Eastern Daylight Time and at any adjournment thereof.

Shares of Common Stock of the Company will be voted as specified. If you execute and return this proxy without specific voting instructions, this proxy will be voted FOR the election of each of the Board of Directors’ nominees to the Board of Directors and FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered certified public accounting firm. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders of Ocwen Financial Corporation to be held on May 6, 2010, or any adjournment thereof, a Proxy Statement for the Annual Meeting and the 2009 Annual Report to Shareholders of the Company prior to the signing of this proxy.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side